PACINI HATFIELD INVESTMENTS, LLC

AUGUST 2013

CODE OF ETHICS

As an investment adviser, Pacini Hatfield Investments, LLC (“PHI” or the “Firm”) is a fiduciary. It owes its Clients the highest duty of loyalty and relies on each officer, director, member and employee of PHI (each, an “Employee”) to avoid conduct that is or may be inconsistent with that duty. It is also important for Employees to avoid actions that, while they may not actually involve a conflict of interest or an abuse of a Client’s trust, may have the appearance of impropriety.

PHI serves as investment manager to certain separately managed accounts (“Separate Account Clients”) and pooled investment vehicles (“Fund Clients,” together with “Separate Account Clients,” “Clients”). This Code of Ethics and Conduct (the “Code”) sets forth PHI’s policies and procedures regarding its duty of loyalty to Clients.

References herein to the “Chief Compliance Officer” or the “CCO” are to David Hatfield or his designee.

GENERAL CONCEPTS

A. Basic Principles.

This Code is based on a few basic principles that should pervade all investment-related activities of all Employees, personal as well as professional: (i) the interests of PHI’s Clients come before PHI’s interests or any Employee’s interests; and (ii) each Employee’s professional activities and personal investment activities must be consistent with this Code and avoid any actual or potential conflict between the interests of Clients and those of PHI or the Employee.

B. “Covered Accounts.”

Many of the procedures, standards and restrictions in this Code govern activities in “Covered Accounts.” These consist of:

●	Securities accounts of which PHI is a beneficial owner, provided that investment partnerships or other funds of which PHI or any affiliated company is a general partner or from which PHI or such a company receives fees based on capital gains are generally not considered Covered Accounts, despite the fact that PHI or Employees may be considered to have an indirect beneficial ownership interest in them; and

●	Each securities account registered in an Employee’s name and each account or transaction in which an Employee has any direct or indirect “beneficial ownership interest” (other than accounts of investment limited partnerships or other investment funds not specifically identified by the Chief Compliance Officer as “Covered Accounts”).

C. “Beneficial Ownership.”

The concept of “beneficial ownership” of securities is broad. It includes not only securities a person owns directly, and not only securities owned by others specifically for his or her benefit, but also (i) securities held by his or her spouse, minor children and relatives who live full time in his or her home, and (ii) securities held by another person if by reason of any contract, understanding, relationship, agreement or other arrangement the Employee obtains benefits substantially equivalent to ownership.

Note: This broad definition of “beneficial ownership” does not necessarily apply for purposes of other securities laws or for purposes of estate or income tax reporting or liability. An Employee may declare that the reporting or recording of any securities transaction should not be construed as an admission that he or she has any direct or indirect beneficial ownership in the security for other purposes.

D. “Excepted Securities”

Excepted Securities means:

●	direct obligations of the Government of the United States or, upon approval from the Compliance Department, direct obligations of other sovereign countries in which the PHI Employee resides;

●	bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments; and

●	money market funds and open-end mutual funds.

E. Specific Rules are not Exclusive.

This Code’s procedures, standards, and restrictions do not and cannot address each potential conflict of interest. Rather, they attempt to prevent some of the more common types of problems. Ethics and faithful discharge of our fiduciary duties require adherence to the spirit of this Code and activities other than personal securities transactions could involve conflicts of interest. If there is any doubt about a transaction for a reportable account or for an Employee’s personal account, the Chief Compliance Officer should be consulted.

ILLEGAL ACTIVITIES

As a matter of policy and the terms of each Employee’s employment, the following types of activities are strictly prohibited:

●	Using any device, scheme or artifice to defraud, or engaging in any act, practice, or course of conduct that operates or would operate as a fraud or deceit upon, any client or prospective client or any party to any securities transaction in which PHI or any of its Clients is a participant;

●	Making any untrue statement of a material fact or omitting to state to any person a material fact necessary in order to make the statements PHI has made to such person, in light of the circumstances under which they are made, not misleading;

●	Engaging in any act, practice, or course of business that is fraudulent, deceptive, or manipulative, particularly with respect to a client or prospective client; and

●	Causing PHI, acting as principal for its own account or for any account in which PHI or any person associated with PHI, to make an investment in violation of any applicable law, rule or regulation of a governmental agency.

INSIDER TRADING

Employees are prohibited from engaging in what is commonly known as “insider trading”: (i) trading, either in a Covered Account or on behalf of any other person (including Client accounts), on the basis of material nonpublic information; or (ii) communicating material nonpublic information to others in violation of the law. Although the insider trading prohibitions extend to the activities of each Employee, it is not anticipated that Employees will routinely receive “inside information.” However, to educate Employees, more information describing “insider trading” and the penalties for such trading is set forth below.

A. Insider Trading Prohibitions

The laws concerning insider trading generally prohibit:

●	the purchase or sale of securities by an insider, on the basis of material nonpublic information;

●	the purchase or sale of securities by a non-insider, on the basis of material nonpublic information where the information was disclosed to the non-insider in violation of an insider’s duty to keep the information confidential or was misappropriated; or

●	the communication of material nonpublic information in violation of a confidentiality obligation where the information leads to a purchase or sale of securities.

Certain information obtained by the Firm that does not constitute “inside” information still constitutes confidential information that must be protected by Employees. See DUTIES OF CONFIDENTIALITY below.

B. Definition of Insider

The concept of “insider” is broad. It includes the officers, directors, employees and majority shareholders of a company. In addition, a person can be considered a “temporary insider” of a company if he or she enters into a confidential relationship in the conduct of the company’s affairs and, as a result, is given access to company information that is intended to be used solely for company purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, investment bankers, commercial bankers and the employees of such organizations. Analysts are usually not considered insiders of the companies that they follow, although if an analyst is given confidential information by a company’s representative in a manner in which the analyst knows or should know to be a breach of that representative’s duties to the company, the analyst may become a temporary insider.

C. Material Information

“Material” information is generally defined as information that a reasonable investor would likely consider important in making his or her investment decision, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that should be considered material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, and extraordinary management developments. Material information does not have to relate to a company’s business, it can be significant market information.

D. Nonpublic Information

Information is nonpublic unless it has been effectively communicated to the market place (i.e. generally disseminated to the public). For example, information found in a report filed with the SEC or appearing in Dow Jones, The Wall Street Journal or another publication of general circulation is considered public.

E. Penalties for Insider Trading

A person can be subject to some or all of the penalties set forth below even if he or she does not personally benefit from the violation. Penalties may include:

●	civil injunctions;

●	disgorgement of profits;

●	jail sentences;

●	fines for the person who committed the violation of up to three times the profit gained or loss avoided (per violation or illegal trade), whether or not the person actually benefited from the violation; and

●	fines for the employer or other controlling person of the person who committed the violation of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided (per violation or illegal trade).

In addition, any violation of the procedures set forth in this Code can be expected to result in serious sanctions by the Firm, including dismissal of the persons involved.

F. Procedures Regarding the Receipt of Material Nonpublic Information.

If any Employee receives any information that may constitute material nonpublic information, the Employee (i) must not buy or sell any securities (including options or other securities convertible into or exchangeable for such securities) for a Covered Account or a Client account, (ii) must not communicate such information to any other person (other than the Chief Compliance Officer) and (iii) should discuss promptly such information with the Chief Compliance Officer. Under no circumstances should such information be shared with any persons not employed by the Firm, including family members and friends.

FRONTRUNNING AND SCALPING

No Employee may engage in what is commonly known as “frontrunning” or “scalping”: buying or selling securities in a Covered Account, prior to Clients, in order to benefit from any price movement that may be caused by Client transactions or PHI’s recommendations regarding the security. No Employee may buy or sell a security when he or she knows PHI is actively considering the security for purchase or sale (as applicable) in Client accounts. Employee transactions in options, derivatives or convertible instruments that are related to a transaction in an underlying security for a client (“inter-market front-running”) are subject to the same restrictions.

PERSONAL ACCOUNT TRADING

Personal trading for any Covered Account should never be conducted in such a way as to create any questions of “front running,” otherwise taking personal advantage of the trading activity that is conducted for PHI, or in any way seeking personal profits at the expense of the trading conducted for PHI. A trader’s first priority in all trading decisions must be to benefit the Firm’s Clients.

A. Pre-Approval of Securities Transactions

Other than for transactions in Excepted Securities, all PHI Employees must obtain pre-approval in writing by the Chief Compliance Officer before engaging in any personal trading. Unless otherwise specified, approvals will be effective for three trading days from the time that the approval was received, and it may take up to one full trading day for an approval to be granted (or denied)1. Requests for approval may be made by completing the Personal Account Trading Authorization Form attached as Exhibit A. Generally, and subject to the pre-approval procedures set forth herein, Employees are permitted to trade in equity securities and limited offerings.

1.	Private Placements

As with all other transactions, purchases (or recommendations) of securities for Covered Accounts in private placements must be cleared in advance. In determining whether to approve any such transaction for a PHI Employee, the Chief Compliance Officer will consider, among other factors, whether the investment opportunity should be reserved for Client accounts and whether the investment opportunity is being offered to the PHI Employee by virtue of his or her position with PHI.

2.	Private Investment Funds and Distributions

Pre-approval of an investment in a private investment fund is required. Moreover, when an Employee is notified by the fund of a distribution of securities, the Employee must notify the Chief Compliance Officer in order to record the manner of acquisition of the securities. Any subsequent sales of such shares are subject to the trade restrictions outlined in this Code.

[1]	Notwithstanding pre-approval, Firm Employees have a continuing responsibility to monitor their compliance with the trading restrictions set forth the Code of Ethics.

B. Trading Restrictions

Except for accounts over which the PHI Employee has no discretionary power, influence or control, the trading activity set out below is prohibited in any personal account without specific prior authorization from the Chief Compliance Officer permitting these transactions notwithstanding the restriction. However, PHI is aware that there will be specific instances in which a specific trade or an activity that is generally prohibited can be conducted without detriment to the interests of the PHI. In such circumstances, the individual should contact the Chief Compliance Officer.

1.	Initial Public Offerings

A PHI Employee may not purchase any security in an initial public offering. This restriction ensures that a PHI Employee does not cause a violation of applicable broker-dealer rules relating to new issues.

2.	Minimum Holding Period and Short Selling

PHI Employees must hold a given position for a minimum of sixty (60) days. Employees may not engage in short selling.

3.	Significant Holdings

A PHI Employee may not purchase more than 1.0% of the outstanding shares of any publicly traded company.

4.	PHI Strategies

This Section applies to only those PHI Employees who are also Investment Professionals, defined as an Employee in the day-to-day management of PHI portfolios, in any way and has knowledge of, or access to, trade information. This Section also applies to any person residing in the same household as the Investment Professional.

An Investment Professional may not engage in personal trading that is similar to the trading strategies of PHI.

5.	Blackout Period

No Employee may directly or indirectly acquire or dispose of beneficial ownership in a security (other than Excepted Securities) on the same day a Client portfolio trades in that security. Nor may an Employee directly or indirectly acquire or dispose of beneficial ownership in a security on a day during which a client portfolio has a pending “buy” or “sell” order for that security of the same type (i.e., buy or sell) as the proposed personal trade until Client portfolio’s order is executed or withdrawn.

6.	Other Trading Restrictions

It is prohibited to engage in any trading (in a personal account or for PHI) that violates the law2. In addition, an Employee may not receive from another party “hot tips,” favored commission rates, or other personal brokerage or other trading benefits in exchange for the Employee’s giving the other party Firm business, such as allocation of brokerage, or any other benefit. Receiving gifts or entertainment consistent with PHI’s Gift and Entertainment Policy is permissible, as is attendance at sponsored seminars or conferences within the guidelines contained in that Policy, but in all instances it is important to avoid even the appearance of providing business in exchange for personal benefits.

[2]	For example, an Employee may not trade on the basis of material non-public information.

C. Reporting Accounts, Holdings and Transactions3

All PHI Employees are required to disclose to the Chief Compliance Officer all personal securities, futures and commodities accounts. In addition, except for the excepted securities set out in the “Excepted Securities” section above, each Employee must disclose all other investment positions that are not held in such accounts (e.g., private placements).

In addition, within ten (10) days of opening a new account, it must be disclosed to the Chief Compliance Officer, together with the name of the financial institution, the account title, the account number, whether the account is restricted by the terms of the account relationship to holding only cash and excepted securities set out in below and the investment power, influence or control status of the account.

1.	Duplicate Account Statements and Trade Confirmations. Except with respect to the accounts set out below, each PHI Employee must ensure that the Chief Compliance Officer timely receives duplicate account statements (at least quarterly) and trade confirmations for each of the PHI Employee’s personal accounts. The account statements are required to include the PHI Employee’s personal holdings and transactions occurring in the account, as well as the other applicable account identifying information commonly included in account statements. Requests to have a firm send duplicate account statements and trade confirmations may be made by completing the form letter attached as Exhibit B (Sample Duplicate Account Statement and Trade Confirmation Request Letter) and sending it to the firm where the account is maintained.

2.	The following accounts do not require duplicate account statements and trade confirmations to be sent to the Chief Compliance Officer: (i) an account over which the PHI Employee has no discretionary power, influence or control; and (ii) an account that is restricted by the terms of the account relationship to holding only cash and the excepted securities set out in the “Excepted Securities” section above.

GIFTS AND ENTERTAINMENT

In order to address conflicts of interest that may arise when PHI or an Employee of PHI accepts or gives a gift, entertainment, or other items of value, PHI places certain restrictions on gifts and entertainment that are given or received in relation to the business of the Firm. As a general matter, a gift or invitation to an event may not influence or present the appearance of influence upon a business decision, transaction or service. Employees may not make referrals to service providers if the Employee expects to personally benefit in any way from the referral.

A. Gifts to PHI Employees

No Employee may receive gifts from a Client, Investor or vendor of more than a nominal value. The PHI Employee receiving a gift of more than nominal value must inform the Chief Compliance Officer of the gift by using the Gift and Entertainment Form (Exhibit C). The Chief Compliance Officer will review gifts of more than nominal value for suitability. While the Chief Compliance Officer may grant exceptions under certain circumstances, gifts of more than $300 are generally not suitable.

B. Event Tickets or Meals

Vendors may offer tickets to sporting events, concerts, meals or other forms of entertainment to Employees of PHI. Employees attending any events should at all times conduct themselves in a manner that will reflect positively on PHI.

[3]	The Firm consents to Employees having existing accounts, and opening new accounts, provided that they comply with the disclosure and reporting requirements of this Code.

●	Vendor or Client in Attendance. Acceptance of an occasional invitation from a Client or vendor for a meal or event is within the guidelines of this Policy. Moderate entertaining (such as a dinner provided by a vendor) may be appropriate.

●	Vendor or Client is Not in Attendance. If the vendor or Client is not in attendance, the event or meal will be considered a gift. An Employee may only receive gifts of nominal value, unless the Chief Compliance Officer grants an exception.

C. Gifts Sent by PHI

PHI may send gifts to its investors of a nominal value to commemorate a special event. Gifts may not be made by an Employee to any PHI Client, Investor, or vendor without written permission of the Chief Compliance Officer. The Chief Compliance Officer will determine the suitability of all gifts in advance of the gift(s) being made.

D. Cash Gifts

No Employee may give or accept cash gifts or cash equivalents to or from a Client, Investor, or vendor or any other entity that does business with or on behalf of the firm.

E. Political Contributions Made by PHI Employees

Political contributions are subject to the policies and procedures outlined in Appendix A. Refer to Appendix A or speak to the Chief Compliance Officer before making any political contributions.

DUTIES OF CONFIDENTIALITY

PHI and its Employees may receive confidential information from their Clients, issuers of securities, or other third parties. Such confidential information may include, among other things, (i) proprietary information that is not “material” or (ii) information that could be embarrassing for the Client, issuer or third party if disclosed. Even information that appears commonplace, such as the name of a Client, issuer or third party may, either alone or when coupled with other available information, constitute proprietary, sensitive or confidential information. Therefore, all information that an Employee obtains through the Firm should be considered confidential unless that information is specifically available to the public.

A. Procedures Regarding Use and Treatment of Confidential Information.

1.	No Personal Use. All confidential information, whatever the source, may be used only in the discharge of the Employee’s duties with the Firm. Confidential information may not be used for any personal purpose, including the purchase or sale of securities.

2.	Treatment of Confidential Information. PHI encourages each Employee to be aware of, and sensitive to, the treatment of confidential information. Each Employee is encouraged not to discuss such information unless necessary as part of his or her duties and responsibilities with PHI, and to remove confidential information from conference rooms, reception areas or other areas where third parties may inadvertently see it. Under no circumstances may confidential information be shared with any person, including any spouse or other family member, who is not an Employee.

PROCEDURES AND SANCTIONS

A. Certification of Compliance.

By January 30 of each year, each Employee must certify that he or she has read and understands this Code, that he or she recognizes that this Code applies to him or her, and that he or she has complied with all of the rules and requirements of this Code that apply to him or her. Attestations may be delivered directly to the Chief Compliance Officer using Exhibit D.

B. Exceptions.

Where the Chief Compliance Officer determines that strict compliance with certain of the specific rules prescribed above would be detrimental to Clients’ interests or the limitations on an Employee’s legitimate interests that would result would not be justified by resulting protection of Clients’ interests, he or she may approve particular transactions or types of transactions that do not comply with all particulars of such rules. He or she will specify the limits and basis for each such exception.

C. Retention of Reports and Other Records.

The Chief Compliance Officer will maintain at PHI’s principal office for at least five years a confidential (subject to inspection by regulatory authorities) record of each reported violation of this Code and of any action taken as a result of such violation. The Chief Compliance Officer will also cause to be maintained in appropriate places all other records relating to this Code that are required to be maintained by Rule 204-2 under the Investment Advisers Act of 1940.

D. Reports of Violations.

Any Employee who learns of any violation, apparent violation, or potential violation of this Code is required to advise the Chief Compliance Officer as soon as practicable. The Chief Compliance Officer will then take such action as may be appropriate under the circumstances.

E. Sanctions.

Upon discovering that any Employee has failed to comply with the requirements of this Code, PHI may impose on that Employee whatever sanctions management considers appropriate under the circumstances, including censure, suspension, limitations on permitted activities, or termination of employment.

APPENDIX A

PAY TO PLAY POLICY AND PROCEDURES

Effective September 13, 2010, the Securities and Exchange Commission (“SEC”) adopted Rule 206(4)-5 (the “Rule”) to regulate and restrict donations by Investment Advisers to both incumbents or candidates for government office and political parties or political action committees (“PACs”). Specifically, the Rule prohibits an Investment Adviser from:

1)	Providing advisory services for compensation to a government entity client for two (2) years after the adviser or certain of its executives or employees make a contribution to certain elected officials or candidates;

2)	Providing direct or indirect payments to any third party that solicits government entities for advisory business unless this third party is a registered broker-dealer or investment adviser itself subject to “pay-to-play” restrictions;

3)	Soliciting from others, or coordinating, contributions to certain elected officials or candidates or payments to political parties where the adviser is providing or seeking government business; and

4)	Doing anything indirectly that, if done directly, would result in a violation of the other provisions of the Rule.

The Rule does not ban or limit the amount of political contributions that can be made by an adviser or its covered associates, but rather imposes a “time out” on the ability of an adviser to receive compensation for conducting advisory business with a government entity for two (2) years after certain contributions are made to an official of a government entity.

Definitions

a)	“Official” means any person (including any election committee of the person) who was, at the time of a contribution, an incumbent, candidate or successful candidate for elective office of a government entity, if the office (1) is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity, or (2) has authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity.

b)	“Government entity” includes any state or political subdivision of a state, its agencies and instrumentalities, any pool of assets sponsored or established by any of the foregoing, and any participant-directed investment program or plan sponsored or established by any of the foregoing.

c)	“Contribution” means any gift, subscription, loan, advance, or deposit of money or anything of value made for (1) the purpose of influencing any election for federal, state or local office, (2) payment of debt incurred in connection with any such election, or (3) transition or inaugural expenses of the successful candidate for state or local office.

d)	“Solicitation” includes any communication made under circumstances reasonably calculated to obtain or retain an advisory client unless the circumstances otherwise indicate that the communication does not have the purpose of obtaining or retaining and advisory client.

e)	“Covered Associates” of an adviser include (1) any general partner, managing member, or executive officer, or other individual with similar status or function, (2) any employee who solicits a government entity for the adviser and any person who supervises, directly or indirectly, such employee, and (3) any PAC controlled by the adviser or by any such persons described in (1) and (2). A contribution by a limited partner, a non-managing member of a limited liability company adviser or a shareholder of a corporate adviser is not covered unless such person is also an executive officer or solicitor (or supervisor thereof), or the contribution is an indirect contribution by the adviser, executive officer, solicitor or supervisor.

De Minimis Exception

The Rule permits an Employee to make contributions up to $350 per election per candidate if the contributor is entitled to vote for the candidate and up to $150 per election per candidate if the contributor is not entitled to vote for the candidate. Such contributions are nevertheless restricted by the policy set forth below.

Policy

PHI has adopted the following as its policy to comply with Pay-to-Play regulations.

Any Employee of PHI who wishes to make a political contribution or any kind must submit a written request for approval to the Chief Compliance Officer directly via email.

A direct written request must include:

1)	Employee’s name, title, and residential address;

2)	Name and title (including any city/county/state or other political subdivision) of each recipient of a contribution or payment;

3)	Amount and date of each contribution or payment; and

4)	Whether the contribution is the subject to any exception to the Rule.

Under no circumstances may an Employee contribute more than the approved amount. Employees who make a political contribution without the necessary pre-approval may be subject to discipline.

The Chief Compliance Officer will maintain records of all government entities to which PHI provides or has provided advisory services, any present or former investors in any Client to which PHI provides or has provided advisory services in the prior five-year period. In addition, the Chief Compliance Officer will maintain records of the name and business address of each regulated person to whom PHI provides or agrees to provide, directly or indirectly, payment to solicit a government entity for advisory services on its behalf.

To prevent potential Pay-to-Play violations or triggering of the two-year “time out”, PHI will not:

1)	Coordinate or solicit any person or PAC to make:

a.	Any contribution to an official of a government entity to which PHI is providing or seeking to provide advisory services; or

b.	Any payment to any state or local political party where PHI is providing or seeking to provide advisory services to a government entity.

2)	Consent to the use of its name on fundraising literature for an official of a government entity.

3)	Sponsor a meeting or conference that features a government official as an attendee or guest speaker and that involves fundraising for the government official.

4)	Incur expenses (including without limitation the cost of the facility and refreshments, administrative expenses and the payment or reimbursement of any of the government official’s expenses) for hosting the event described in number (3) above.

Any questions or uncertainties about PHI’s Pay-to-Play policy should be directed to the Chief Compliance Officer promptly.

PACINI HATFIELD INVESTMENTS, LLC
AUGUST 2013

EXHIBIT A

PERSONAL ACCOUNT TRADING AUTHORIZATION FORM

EMPLOYEE NAME
DATE

TRADE REQUESTED	BUY	SELL

(circle one)

NUMBER OF SHARES

SECURITY NAME

(and ticker if applicable)

BROKER

OTHER INFORMATION

(e.g. for private placements)

AUTHORIZATION

PACINI HATFIELD INVESTMENTS, LLC
AUGUST 2013

EXHIBIT B

DUPLICATE ACCOUNT STATEMENT AND TRADE CONFIRMATION REQUEST LETTER

[EMPLOYEE NAME]
[EMPLOYEE ADDRESS]
[CITY, STATE, ZIP]

[DATE]

[BROKERAGE FIRM]
[BROKERAGE FIRM ADDRESS]
[CITY, STATE, ZIP]

Re: Duplicate Statement Request

Dear Customer Service:

I am an employee of Pacini Hatfield Investments, LLC (“PHI”), which is an Investment Advisory firm. The firm’s Code of Ethics requires that personal employee trades placed within all employee controlled accounts, be monitored for adherence to the Code. As such, please send duplicate statements and confirmations PHI at:

Pacini Hatfield Investments, LLC
Attn: Chief Compliance Officer
14362 N. Frank Lloyd Wright Blvd, Suite #1000
Scottsdale, AZ 85260

For the following account(s):

Account Title	Account #

Please note that this request is not made pursuant to rule 3050, so a “407 letter” is not required. Should there be any questions regarding this matter, please do not hesitate to contact me. Thank you for your attention to this matter.

Sincerely,

[EMPLOYEE NAME]

PACINI HATFIELD INVESTMENTS, LLC

AUGUST 2013

EXHIBIT C

GIFT AND ENTERTAINMENT FORM

Employee Name:	Date:

Vendor:	Vendor Representative Name:

Was Vendor Present During Event/Meal?	Type of Event/Meal (Describe):

Estimated Gift/Entertainment Value	Description of Gift:

(if Vendor not Present):

PACINI HATFIELD INVESTMENTS, LLC

AUGUST 2013

EXHIBIT D

CERTIFICATION AND ACKNOWLEDGMENT OF RECEIPT

I acknowledge and certify that (i) I have received a copy of Pacini Hatfield Investments, LLC’s Code of Ethics; (ii) I understand and agree that it is my responsibility to read and familiarize myself with the policies and procedures contained in the Code of Ethics and to abide by those policies and procedures; (iii) I am not aware of any material, non-public information in possession of Pacini Hatfield Investments, LLC; (iv) I am not aware of any instances of Pacini Hatfield Investments, LLC engaging in market manipulation; and (v) I have read and understand the Code of Ethics, recognize that the Code of Ethics applies to me, and have complied with all of the rules and requirements of the Code of Ethics that apply to me.

Employee Name (Please Print)	Employee Signature

Date